Exhibit 10.4

NOVELL, INC.

STOCK-BASED DEFERRED

COMPENSATION PLAN

(As Amended and Restated, effective January 1, 2009)

NOVELL, INC.

STOCK-BASED DEFERRED

COMPENSATION PLAN

ARTICLE 1

INTRODUCTION

1.1 Establishment of Plan. The Company (as defined below) originally established the Plan (as defined below) as of the Original Effective Date (as defined below), and previously amended and restated the Plan, effective as of April 4, 2003. The Plan is now amended and restated, effective as of the Effective Date (as defined below), to implement changes required pursuant to and consistent with section 409A of the Code (as defined below) and to make certain ordinary-course design changes for the effective administration of the Plan. This Plan document covers any Participant (as defined below) who was entitled to receive a benefit from the Plan as of December 31, 2008, but did not receive full payment of such benefit under the Plan as of such date, as well as any individual who first becomes a Participant in the Plan on or after the Effective Date. Payments commencing on or after the Effective Date shall be governed by the Plan as amended and restated herein. Payments commencing prior to the Effective Date are governed by the terms of the Plan as they existed prior to this amendment and restatement and are either grandfathered from the requirements of section 409A of the Code or payable pursuant to a fixed schedule as required by and in compliance with section 409A of the Code. Between January 1, 2005 and December 31, 2008, the Plan has been operated in accordance with the transition relief established by the Treasury Department and Internal Revenue Service pursuant to section 409A of the Code. This amendment and restatement is adopted in conformity with final regulations under section 409A of the Code issued by the Treasury Department on April 10, 2007 and effective January 1, 2009.

1.2 Purpose of Plan. The Company established the Plan in connection with the adoption of the SOP (as defined below). The Plan is intended to provide a vehicle for select employees who participate in the SOP to achieve, and maintain, their SOR (as defined below) under the SOP by offering them the opportunity to defer the receipt of their Base Salary (as defined below) and Bonus (as defined below) in exchange for the right to receive shares of Common Stock (as defined below) at a future date. The Plan provides Participants (as defined below) with this opportunity on a tax-deferred basis and provides Participants with a “deemed” ownership interest in the Company. The Company intends to maintain the Plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (as defined below). The Plan is a non-qualified deferred compensation plan that is not subject to the qualification requirements of section 401(a) of the Code (as defined below). The Plan is intended to be maintained and operated in accordance with the requirements of section 409A of Code with respect to amounts subject to such requirements. The Plan will be interpreted in a manner consistent with these intentions.

ARTICLE 2

DEFINITIONS

Definitions are contained in this Article and throughout other Sections of the Plan. The location of a definition is for convenience only and should not be given any significance. A word or term defined in this Article (or in any other Article) will have the same meaning throughout the Plan unless the context clearly requires a different meaning.

2.1 Amended Deferred Compensation Agreement means an amended Deferred Compensation Agreement executed by a Participant that satisfies the requirements of Section 6.6 and that changes the form of a distribution of amounts credited to the Participant’s Post-409A Account and/or Pre-409A Account, as applicable.

2.2 Base Salary means, for each Eligible Employee, his or her annual rate of base salary for the Plan Year, before taking into account amounts deferred under this Plan and any reduction in taxable income by salary reduction under the Novell, Inc. Deferred Compensation Plan, the Novell, Inc. 401(k) Retirement and Savings Plan (or any other qualified plan of the Company), and any section 125 of the Code plan of the Company.

2.3 Beneficiary means the individual(s) or entity designated by a Participant, or by the Plan, to receive any benefit payable upon the death of a Participant or Beneficiary. A Beneficiary designation must be completed by the Participant and delivered to the Committee on such form and by such method as specified by the Committee for that purpose or may be completed electronically and submitted by the Participant in conformance with procedures established by the Committee. In the absence of a valid or effective Beneficiary designation, the Beneficiary designated by the Participant in the beneficiary designation form, if any, which has been submitted by such Participant in connection with his or her participation in the Novell, Inc. Deferred Compensation Plan shall govern. In the absence of a valid or effective beneficiary designation form for the Novell, Inc. Deferred Compensation Plan, the beneficiary shall be (in the following order): the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s children, by representation, and if there are no surviving children or issue thereof, the Participant’s estate.

2.4 Board means the Board of Directors of the Company.

2.5 Bonus means the annual cash bonus compensation earned for a Plan Year by an Eligible Employee in accordance with the applicable annual bonus program sponsored by the Company, but excluding any payments made under the Company’s long-term cash bonus award program or that could be deemed to include equity based pay, and computed before taking into account amounts deferred under this Plan and any reduction in taxable income by salary reduction under the Novell, Inc. Deferred Compensation Plan, the Novell, Inc. 401(k) Retirement and Savings Plan (or any other qualified plan of the Company), and any section 125 of the Code plan of the Company. For this purpose, an Eligible Employee’s Bonus for a particular Plan Year shall be the Bonus that is earned by such Eligible Employee pursuant to the performance period that commences during the Plan Year.

2.6 Change in Control means the occurrence of any of the following events:

(a) the acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding Voting Stock of the Company; provided, however, that for purposes of this Section 2.6(a), the following acquisitions will not constitute a Change in Control: (i) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined in Section 2.6(b), below), (ii) any acquisition by the Company of Voting Stock of the Company, (iii) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, or (iv) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination that complies with clauses (i), (ii) and (iii) of Section 2.6(c), below; and provided, further, that a Change in Control will not occur if any Person becomes the beneficial owner of 25% or more of the combined voting power of the Voting Stock of the Company solely as a result of an issuance of Voting Stock described in clause (i) of this Section 2.6(a) or an acquisition of Voting Stock described in clause (ii) of this Section 2.6(a) unless and until such Person thereafter acquires beneficial ownership of Voting Stock of the Company that causes the aggregate percent of the combined voting power of the Voting Stock of the Company then owned beneficially by such Person to exceed the percent of the combined voting power of Voting Stock of the Company owned beneficially by such Person immediately after such issuance or acquisition described in clause (i) or (ii) of this Section 2.6(a);

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board,” as modified by this Section 2.6(b)), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have then been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company, or other transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (ii) no Person (other than the Company; such entity resulting from such Business Combination; any employee benefit plan (or related trust) sponsored or maintained by the Company, any subsidiary or such entity resulting from such Business Combination; or any Person who immediately prior to such Business Combination beneficially owned directly or indirectly 25% or more of the combined voting power of the voting stock of the Company and whose ownership of such Voting Stock did not result in a Change in Control under Section 2.6(a)) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (i), (ii) and (iii) of Section 2.6(c).

2.7 Code means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

2.8 Committee means the Compensation Committee of the Board. For purposes of administration of the Plan, the Committee may delegate its administrative powers to another committee or to an individual, and all references to the Committee in the Plan shall mean the Committee’s delegate. The Committee will serve as the “plan administrator” to manage and control the operation and administration of the Plan, within the meaning of section 3(16)(A) of ERISA.

2.9 Common Stock means the common stock of the Company, par value $0.10 per share.

2.10 Company means Novell, Inc., a corporation organized under the laws of the state of Delaware, or any successor of Novell, Inc.

2.11 Deferral Account means a bookkeeping account established for and maintained on behalf of a Participant to which Units are credited. A Participant’s Deferral Account shall consist of two separate subaccounts, the Pre-409A Account and the Post-409A Account.

2.12 Deferred Compensation Agreement means an agreement entered into by a Participant and the Company to reduce the Participant’s Base Salary and/or Bonus as described in Section 3.4 for a Plan Year and defer such amounts to the Plan, in accordance with Article 3.

2.13 Disability means “disability” (or similar term) as defined in the Company’s long-term disability program and which results in payments to the Participant under such program.

2.14 Effective Date means January 1, 2009, the effective date of this amendment and restatement of the Plan. The Original Effective Date means April 1, 2003, the initial effective date of the Plan.

2.15 Eligible Employee means any participant in the SOP who is being paid from the U.S. payroll of the Company. Eligible Employee shall also mean any participant in the SOP who is not being paid from the U.S. payroll of the Company, but is designated by the Committee to participate in the Plan. Except as otherwise provided in Section 3.1 (concerning an individual who ceases to be an Eligible Employee), an individual’s status as an Eligible Employee for a Plan Year shall be determined at such time prior to the beginning of such Plan Year as determined by the Committee, in its sole discretion. Notwithstanding the foregoing, the Committee may determine in writing that an otherwise Eligible Employee shall not be eligible to participate in this Plan.

2.16 Enrollment Period means the period prior to the first day of the Plan Year during which Eligible Employees may elect to participate in the Plan for such Plan Year and Participants may change (or eliminate) the percentage of Base Salary and/or Bonus deferred to the Plan for such Plan Year. The Committee will determine, in its sole discretion, the Enrollment Period for a particular Plan Year, provided, that in no event will the last day of any Enrollment Period be later than the December 31 that immediately precedes the Plan Year for which the Enrollment Period applies.

2.17 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

2.18 Hardship means:

(a) With respect to amounts credited to a Participant’s Pre-409A Account, an unforeseeable and unanticipated emergency which is an event beyond the control of the Participant that is related to the death of one of the Participant’s eligible dependents or to a medical condition of the Participant or one of the Participant’s eligible dependents, and which would result in severe financial hardship to the Participant if a distribution or revocation of a deferral election were not permitted. Hardship conditions will be evaluated by the Committee, and the Committee will have sole discretion to determine whether a Hardship condition exists and the Committee’s determination will be final.

(b) With respect to amounts credited to a Participant’s Post-409A Account, an unforeseeable emergency that results from a severe financial hardship to the Participant, resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in section 152, without regard to section 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant and consistent with the requirements of Treas. Reg. §1.409A-3(i)(3).

2.19 Insolvent means the Company is (i) unable to pay its debts as they become due or (ii) subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.20 Matching Contribution means an amount credited to the Participant’s Deferral Account under Section 4.1.

2.21 Participant means an Eligible Employee who is eligible to participate in the Plan as provided in Section 3.1 and who has made an election to defer Base Salary and/or Bonus pursuant to the Plan.

2.22 Plan means the Novell, Inc. Stock-Based Deferred Compensation Plan, as set forth in this document, as amended from time to time.

2.23 Plan Year means the 12-month period beginning on each January 1 and ending on the following December 31.

2.24 Post-409A Account means the subaccount maintained for a Participant that is credited with amounts which were not earned and vested for purposes of section 409A of the Code as of December 31, 2004 (and any earnings attributable thereto).

2.25 Pre-409A Account means the subaccount maintained for a Participant that is credited with amounts which were earned and vested for purposes of section 409A of the Code as of December 31, 2004 (and any earnings attributable thereto).

2.26 Separation Date means the date on which the Participant’s Separation From Service has occurred.

2.27 Separation From Service means with respect to the amounts credited to the (a) Participant’s Pre-409A Account, the Participant’s separation from employment with the Company and (b) Participant’s Post-409A Account, the Participant’s “separation from service” with the Company within the meaning of section 409A of the Code. For purposes of the Plan, a Participant shall not be deemed to have incurred a Separation From Service with respect to (i) the Participant’s Pre-409A Account, merely because of a transfer between the Company and any affiliate of the Company and (ii) the Participant’s Post-409A Account, merely because of a transfer between the Company and any affiliate of the Company that is required to be aggregated with the Company under section 409A of the Code.

2.28 SOP means the Novell, Inc. Stock Ownership Program, as amended from time to time.

2.29 SOR means a Participant’s Stock Ownership Requirement under the SOP.

2.30 Specified Employee means any Participant who, at any time during the twelve month period ending on the identification date as determined by the Committee (or its delegate), is a specified employee under section 409A of the Code, as determined by the Committee (or its delegate). The determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by the Committee (or its delegate) in accordance with the provisions of sections 416(i) and 409A of the Code.

2.31 Unit means a bookkeeping designation under each Participant’s Deferral Account that is convertible into a share of Common Stock when a distribution event occurs under Article 6 of the Plan. On the date of credit, each Unit will be equal to one share of Common Stock.

2.32 Voting Stock means securities entitled to vote generally in the election of directors.

ARTICLE 3

PARTICIPATION

3.1 Eligibility. An Eligible Employee of the Company shall participate in the Plan only to the extent and for the period that the Eligible Employee is a participant in the SOP and is a member of a select group of management or highly compensated employees as such group is described under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. An individual who is an Eligible Employee immediately prior to the first day of the Plan Year, but who ceases to be an Eligible Employee during the Plan Year for any reason shall continue to participate in the Plan with respect to any Deferred Compensation Agreement in effect for such Plan Year for the remainder of the Plan Year, and shall not be permitted to enter into any new Deferred Compensation Agreement with the Company for any future Plan Year unless and until the individual again becomes an Eligible Employee. Any individual who first qualifies as an Eligible Employee during a particular Plan Year shall not be eligible to participate in the Plan until the following Plan Year.

3.2 Participation. An Eligible Employee who desires to participate in the Plan for a Plan Year must make an irrevocable election to defer the receipt of Base Salary and/or Bonus earned by the Eligible Employee for a Plan Year under a Deferred Compensation Agreement described in Section 3.4 below. The Eligible Employee must make such election in accordance with Section 3.3 below during the Enrollment Period. The Company shall withhold amounts deferred by the Participant in accordance with this election. The Participant’s deferred amounts shall be credited to the Deferral Account as provided in Article 5 and distributed in accordance with Article 6. An election to defer receipt of Base Salary and/or Bonus with respect to a Plan Year shall continue in effect for the entire Plan Year, except as provided in Section 3.5 below. By electing to participate in the Plan, the Eligible Employee acknowledges that all decisions and determinations of the Committee shall be final and binding on the Eligible Employee, his or her Beneficiaries and any other person having or claiming an interest under the Plan.

3.3 Election Procedure. An election to defer Base Salary and/or Bonus under a Deferred Compensation Agreement shall be made through an electronic or other medium acceptable to the Committee. The election must be properly completed and delivered to the Company in the form permitted by the Committee for this purpose no later than the last day of the Enrollment Period, which shall occur prior to the first day of the Plan Year for which Base Salary and/or Bonus shall be earned.

3.4 Deferred Compensation Agreement. During the Enrollment Period, a Participant shall designate in the Deferred Compensation Agreement the percentage of Base Salary and/or Bonus to be deferred into the Participant’s Post-2004 Account. A Deferred

Compensation Agreement shall become irrevocable as of the last day of the Enrollment Period for Base Salary and/or Bonus to be deferred in the following Plan Year and shall remain in effect for the entire Plan Year and for each Plan Year thereafter, unless amended as permitted under Section 3.6 to change the rate of deferral during the Enrollment Period for a future Plan Year, under Section 6.6 to change the form of distribution, or, if prior to the beginning of a Plan Year a Participant ceases to qualify as an Eligible Employee, the Participant’s Deferred Compensation Agreement will be cancelled and a new Deferred Compensation Agreement will need to be executed by such Participant for a future Plan Year during the applicable Enrollment Period if such Participant again qualifies as an Eligible Employee.

(a) Deferral Election. The Deferred Compensation Agreement shall set forth the percentage of Base Salary and/or Bonus that shall be deferred for the Plan Year, subject to the following:

(i) Base Salary. A Participant shall be permitted to defer a maximum of seventy-five percent (75%) of Base Salary earned in a Plan Year.

(ii) Bonus. A Participant shall be permitted to defer a maximum of seventy-five percent (75%) of the Bonus earned with respect to a Plan Year. For this purpose, the election shall be made in the Plan Year prior to the Plan Year for which the performance period for the Bonus commences.

(iii) Minimum Deferral. The Committee may, in its discretion, establish a minimum deferral amount for a given Plan Year; provided, that such determination must be made prior to the beginning of the relevant Enrollment Period for such Plan Year.

(b) Distribution Form Election.

(i) Form for Amounts Credited to the Participant’s Post-409A Account. For the first Plan Year in which the Eligible Employee elects to participate in the Plan, such Eligible Employee must designate in the Deferred Compensation Agreement the form of distribution for all amounts credited to his or her Post-409A Account. The Eligible Employee may select one of the following as a permitted form of distribution for such amounts: (A) lump sum or (B) substantially equal annual installments that are paid over a period of between two (2) and five (5) years as designated by the Participant in the Deferred Compensation Agreement; provided, however, that if an Eligible Employee does not make an election in the Deferred Compensation Agreement as to the form of distribution for the Base Salary and/or Bonus credited to his or her Post-409A Account, the Participant shall be deemed to have elected a lump sum as the form of distribution for all amounts credited to his or her Post-409A Account. After the first year of participation in the Plan, the Participant cannot change the form of distribution for amounts credited to his or her Post-409A Account, unless the requirements of Section 6.6 are complied.

(ii) Form for Amounts Credited to the Participant’s Pre-409A Account. With respect to amounts credited to the Participant’s Pre-409A Account, the Participant made an election regarding the form of payment of such amounts (including all future years’ contributions that are credited to the Participant’s Pre-409A Account) at the time the Participant first commenced participation in the Plan and such election may be amended thereafter at the election of the Participant as provided in Section 6.6 below. The form of distribution of the amounts credited to the Participant’s Pre-409A Account shall either be in a single lump sum distribution or substantially equal annual installments over a period of two (2) and five (5) years. If no election was made by the Participant with respect to such amounts, the amounts credited to the Participant’s Pre-409A Account will be distributed in a single sum distribution.

(c) Distribution Time Election. All amounts credited to the Participant’s Deferral Account under the Plan shall be distributed on account of the Participant’s Separation From Service as provided in Section 6.2, unless an earlier distribution event occurs as provided in Article 6.

3.5 Hardship Withdrawal Request. If a Participant requests a distribution from his Pre-409A Account on account of Hardship and such request is approved by the Committee, the Participant’s deferral election for the Plan Year in which the Hardship occurred will continue for the rest of such Plan Year; however, the Participant will not be eligible to make any deferrals to the Plan for the immediately following Plan Year. If a Participant requests a distribution from his Post-409A Account on account of Hardship and such request is approved by the Committee, all deferrals with respect to a Plan Year shall cease. A Participant whose Hardship withdrawal request is approved by the Committee and who wants to recommence participation in the Plan in a subsequent Plan Year (or the second Plan Year in the event of a Hardship withdrawal from a Pre-409A Account) so he or she can make deferrals of Base Salary and/or Bonus to the Plan must enter into a new Deferred Compensation Agreement and return such Deferred Compensation Agreement to the Committee no later than the last day of the Enrollment Period the occurs prior to the beginning of the applicable Plan Year for which the deferral will apply.

A Participant must submit a written request for a Hardship to the Committee on the form and in the manner prescribed by the Committee. The Hardship request must: (i) describe and certify as to the Hardship condition and the severe financial hardship, (ii) state whether the withdrawal will be from the Participant’s Pre-409A Account or Post-409A Account, but the request cannot be from both, and (iii) the amount necessary to satisfy the Hardship request, subject to the limitations set forth in the Plan and section 409A of the Code. The Committee will have sole discretion to determine whether a Hardship exists and to determine the appropriate action, if any; provided, however, in no event will the Committee approve a Hardship distribution request from the Participant’s Pre-409A Account for expenses related to any medical condition or expenses related to the death of any person unless the request for distribution from the Participant’s Pre-409A Account is submitted to the Committee and approved by the Committee for Hardship distribution prior to the date on which the expense is incurred. The Committee, in its sole discretion, may make exception to the foregoing rule if it determines that the circumstances creating the expense for which reimbursement is sought were not reasonably foreseeable.

3.6 Irrevocable Elections. A Participant’s Deferred Compensation Agreement for a given Plan Year cannot be amended by the Participant after the last day of the Enrollment Period and is irrevocable as of such date. A Participant may amend his Deferred Compensation Agreement to increase or reduce the rate of deferral of Base Salary and/or Bonus for a particular Plan Year during the Enrollment Period that occurs prior to the beginning of such Plan Year; however, if no change is made during the Enrollment Period the Participant’s election in his Deferred Compensation Agreement will continue for the Plan Year that commences after the last day of the Enrollment Period. An amendment to change the percentage of Base Salary and/or Bonus to be a Participant’s Deferred Compensation Agreement shall become effective as of the first day of the Plan Year that follows the Enrollment Period for such Plan Year and shall apply only to Base Salary and/or Bonus earned in such Plan Year and each successive Plan Year in which the Deferred Compensation Agreement remains in effect. A Participant may not change the form of distribution for Base Salary and/or Bonus deferred to the Plan for such Plan Year during the Enrollment Period, unless the Participant makes an election pursuant to Section 6.6, in which case the election to change the form will apply to all amounts credited to his or her Pre-409A Account or Post-409A Account, as applicable. At any time during the Enrollment Period a Participant may cancel his Deferred Compensation Agreement with respect to the Plan Year that follows the Enrollment Period, in which case the Participant will not make any deferrals of Base Salary and/or Bonus to the Plan for such Plan Year. If the Participant desires to defer Base Salary and/or Bonus to the Plan for a future Plan Year, the Participant must enter into a new Deferred Compensation Agreement during the Enrollment Period that occurs prior to the beginning of such Plan Year; however, the Participant cannot change the form of distribution for such amounts, unless the requirements of Section 6.6 are complied.

ARTICLE 4

COMPANY CONTRIBUTIONS

4.1 Matching Contributions. The Company may credit a Participant’s Deferral Account with Matching Contributions based on a percentage of such Participant’s Base Salary and/or Bonus that is deferred under this Plan for the Plan Year at such times and in such amounts as approved by the Committee, or the Board, but in no event shall the amount of the Matching Contribution exceed in value more than twenty-five percent (25%) of the total amount of Base Salary and/or Bonus that the Participant deferred under this Plan for the Plan Year. The contribution made pursuant to this Section 4.1 shall be credited to the Deferral Account of the appropriate Participant as provided in Article 5. No separate election is permitted as to the time and form of distribution with respect to Matching Contributions credited to the Participant’s Deferral Account, instead Matching Contributions shall be distributed at the same time and in the same form as the Base Salary and Bonus credited to the Participant’s Post-409A Account are distributed to the Participant.

4.2 Vesting. A Participant’s interest in the Base Salary and Bonus deferred to his or her Deferral Account shall be at all times fully vested and nonforfeitable. Any Matching Contributions made to the Plan in accordance with Section 4.1 of the Plan for a Plan Year shall become fully vested on the January 1 that first occurs after the fifth annual anniversary of the January 1 of the calendar year that the Matching Contributions were credited to the Participant’s Deferral Account, provided the Participant is an Eligible Employee of the Company on such date.

Notwithstanding the preceding sentence, the Participant will become fully vested in Matching Contributions made on his or her behalf if the Participant has a Separation From Service on account of death or Disability. In addition, a Participant will become fully vested in Matching Contributions made on his or her behalf if a Change in Control occurs prior to the date the Participant has a Separation From Service for any reason. If a Participant has a Separation From Service prior to vesting in his or her Matching Contributions, any Matching Contributions that have not vested as of such date shall be forfeited and the Participant shall not have any rights with respect to such forfeited Matching Contributions.

ARTICLE 5

PARTICIPANT ACCOUNTS

5.1 Establishment of Accounts. The Committee may select an independent recordkeeper who will establish and maintain a Deferral Account on behalf of each Participant. Contributions will be credited to such accounts in accordance with the provision of this Article. The recordkeeper will maintain separate subaccounts to reflect the Participant’s Pre-409A Account and Post-409A Account, if applicable.

5.2 Bookkeeping. Deferral Accounts will be primarily for accounting purposes and will not restrict the operation of the Plan or require separate earmarked assets to be allocated to any account. The establishment of a Deferral Account will not give any Participant the right to receive any asset held by the Company in connection with the Plan or otherwise. In addition, Participants will not have any ownership rights with respect to any shares of Common Stock under the Plan until the shares of Common Stock are distributed to the Participant in accordance with the provisions of Article 6 below.

5.3 Crediting Deferred Compensation. On and after the Effective Date, the Committee will credit to a Participant’s Post-409A Account a number of Units, including fractional Units, on a date determined by the Committee, in its sole discretion. The number of Units credited to a Participant’s Post-409A Account will be based on the amount deferred by the Participant for the period covered by the deferrals. In crediting Units to a Participant’s Post-409A Account, the Committee is not required to credit all Participants’ Post-409A Account on the same day. The number of Units credited to a Participant’s Post-409A Account will be based on the fair market value of the Common Stock on the date of credit and the amount deferred by the Participant to the Plan for the period. Any withholding taxes or other amounts that the Company is required by local, state, federal or foreign law (including, but not limited to, applicable Social Security taxes) to withhold with respect to deferred Base Salary and Bonus shall be withheld from the Participant’s corresponding non-deferred portion of Base Salary and Bonus. Amounts credited to the Participant’s Deferral Account prior to the Effective Date were credited in accordance with the terms of the Plan as in effect at such time.

5.4 Crediting Matching Contributions. On the same day that the Committee credits deferrals made by Participants under Section 5.3 the Committee shall credit to Participants’ Post-409A Account the number of Units, including fractional Units, based on the Matching Contributions made by the Company pursuant to Section 4.1; provided, however, that the

Committee may, in its discretion, credit Matching Contributions less frequently, but not less than annually, as the Committee may deem necessary or appropriate in furtherance of proper Plan administration. The number of Units credited to a Participant’s Post-409A Account as Matching Contributions will be based on the fair market value of the Common Stock on the date of credit and the percentage of Base Salary and Bonus that the Committee determines to match for the Plan Year. Any withholding taxes or other amounts that the Company is required by local, state, federal or foreign law (including, but not limited to, applicable Social Security taxes) to withhold with respect to Matching Contributions shall be withheld from the Participant’s corresponding non-deferred portion of Base Salary and Bonus. Amounts credited to the Participant’s Deferral Account prior to the Effective Date were credited in accordance with the terms of the Plan as in effect at such time.

5.5 Other Investment Funds. Other than each Participant’s deemed investment in shares of Common Stock, no other deemed investment will be established or available under the Plan.

5.6 Notification to Participants. The Committee shall notify each Participant with respect to the status of such Participant’s Deferral Account as soon as practicable after the end of each Plan Year. Neither the Company nor the Committee warrants, guarantees or represents that the value of any Units credited to a Participant’s Deferral Account at any time will equal or exceed the amount deferred to the Plan by the Participant.

ARTICLE 6

DISTRIBUTION OF ACCOUNTS

6.1 Distribution in the Event of Hardship. Prior to a distribution under Section 6.2 or 6.3, distribution of all or a portion of a Participant’s vested Deferral Account may be made only in the event of Hardship. The amount of any Hardship distribution will not exceed the amount required to meet the Hardship, including any taxes as may be required pursuant to Section 8.3 or penalties due on the distribution. The Committee’s consideration to distribute amounts credited to the Participant’s Post-409A Account on account of a Hardship shall take into account the extent to which such Hardship is or may be relieved through reimbursement of compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) and the other requirements of section 409A of the Code and the corresponding regulations relating to distributions on account of an unforeseeable emergency. A Hardship distribution shall be made in a single distribution of shares of Common Stock (a) with respect to the amounts credited to the Participant’s Pre-409A Account, as soon as practicable after the Committee approves the Hardship withdrawal request or (b) with respect to amounts credited to the Participant’s Post-409A Account, as soon as practicable after the Committee approves the Hardship withdrawal request, but not later than sixty (60) days following such approval.

6.2 Distribution Upon Separation From Service. Unless a Participant dies prior to receiving full distribution of the amounts credited to his or her Deferral Account as provided in Section 6.3, or a Change in Control occurs as provided in Section 6.4 with respect to amounts credited to the Participant’s Post-409A Account prior to his or her Separation From Service, vested amounts credited to a Participant’s Deferral Account shall be distributed to a Participant on account of his or her Separation From Service. The amounts credited to the Participant’s Deferral Account shall commence to be distributed to the Participant in the form selected by the Participant for the Participant’s Pre-409A Account and Post-409A Account, as applicable, in his or her Deferred Compensation Agreement (or Amended Deferred Compensation Agreement as provided in Section 6.6 below), (a) with respect to amounts credited to the Participant’s Pre-409A Account, within seven (7) months following the Participant’s Separation From Service, or (b) with respect to amounts credited to the Participant’s Post-409A Account, within sixty (60) days following the Participant’s Separation Date (or such later date as provided in Section 6.6 below if the Participant enters into a Deferred Compensation Agreement as provided in such Section); provided, however, that if the Participant is a Specified Employee on his or her Separation Date, the amounts credited to the Participant’s Post-409A Account shall not be paid to the Participant until within thirty (30) days following the first day of the seventh month following the Participant’s Separation Date, unless the Participant dies during such six (6) month period, in which case the amounts will be paid to the Participant’s Beneficiary within sixty (60) days following the date of the Participant’s death. If a distribution to a Participant who is a Specified Employee is delayed as described in the immediately preceding sentence, the distribution will include all amounts that would have been payable to such Participant during the six (6) month period in a single lump sum, without interest, and any amounts payable after such six (6) month period shall be paid to such Participant in the same manner and in the same form as designated by the Participant in his or her Deferred Compensation Agreement.

6.3 Death of the Participant. In the event a Participant dies prior to receiving all of the amounts credited to his or her Deferral Account, the Participant’s Beneficiary shall receive the vested shares of Common Stock equal to the total number of vested Units credited to the Participant’s Deferral Account that were not previously distributed to the Participant in the form of a single lump sum distribution of shares of Common Stock. Distribution of (i) amounts credited to the Participant’s Pre-409A Account shall be made no later than seven (7) months after the Participant dies and the Committee is provided with written proof of the Participant’s death, and (ii) amounts credited to the Participant’s Post-409A Account shall be made within sixty (60) days following the date of such death.

6.4 Change in Control. If a Change in Control occurs then all amounts credited to a Participant’s Post-409A Account at the time of such Change in Control shall be distributed in a single sum distribution to the Participant within thirty (30) days following the consummation of such Change in Control; provided, however, that no distribution will occur pursuant to this Section 6.4 if the Change in Control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of section 409A(a)(2)(A)(v) of the Code and its corresponding regulations.

6.5 Type of Distribution. All distributions under the Plan shall be made in shares of Common Stock. The number of shares of Common Stock that may be distributed to a Participant at any time under the Plan will depend on the total number of Units credited to the Participant’s Deferral Account that have vested as of the distribution date. On the distribution date, Units shall be converted to an equal number of shares of Common Stock, with fractional Units rounded up to a whole share of Common Stock, and shall be reduced by distributions, through such date. To the extent distributions shall be made in installments, the number of shares of Common Stock subject to the distribution for a particular year will take into account the total number of years over which the distributions are to be made. After the first annual installment is paid to the Participant, each subsequent installment shall be paid to the Participant annually on each anniversary of his Separation from Service within the period described in Section 6.2, unless delay is required pursuant to Section 6.6.

6.6 Change in Form of Distribution. A Participant may change the form of distribution of a Participant’s vested Deferral Account by filing an Amended Deferred Compensation Agreement with the Committee in accordance with the requirements of this Section 6.6. Specifically, to change the form of distribution of amounts credited to the Participant’s Pre-409A Account, the Participant must submit an Amended Deferred Compensation Agreement prior to the date of the Participant’s Separation From Service. To change the form of distribution of amounts credited to the Participant’s Post-409A Account, the Participant must submit an Amended Deferred Compensation Agreement that satisfies the following requirements (a) the Amended Deferred Compensation Agreement will not become effective for the twelve (12) month period after the date on which the Amended Deferred Compensation Agreement is filed with the Committee, and (b) the distribution cannot commence sooner than five (5) years from the date such payment was originally scheduled to commence pursuant to the original Deferred Compensation Agreement. Except as provided in Section 6.3 with respect to a Participant’s death, once payment has commenced, the form of payment shall not be modified.

ARTICLE 7

PLAN ADMINISTRATION

7.1 Plan Administrator. This Plan shall be administered by the Committee, which will be the Plan Administrator. The Committee members shall be appointed by and serve at the pleasure of the Board.

7.2 Amendment or Termination. Unless terminated sooner or extended, with stockholder approval, by the Committee or the Board, no deferrals of Base Salary and Bonus may be made to the Plan with respect to any Plan Year beginning on or after January 1, 2013, and, with respect to amounts credited to a Participant’s Pre-409A Account, the Plan shall terminate on the day immediately preceding the tenth anniversary of the Original Effective Date. No termination of the Plan shall occur with respect to amounts credited to a Participant’s Post-409A Account, unless the Committee or Board takes actions to terminate the Plan with respect to such amounts in accordance with the requirements of section 409A of the Code and its corresponding regulations. The Committee or Board may amend all or any provision of this Plan, and may terminate the Plan in its entirety, at any time and for any reason. No amendment or termination of the Plan will reduce any Participant’s Deferral Account balance as of the effective date of such amendment or termination. Upon termination of the Plan, a Participant’s Deferral Account shall become fully vested. In addition, Participants shall be entitled to a distribution of the amounts credited to their Pre-409A Account within seven (7) months of such termination of the Plan. No distribution of amounts credited to a Participant’s Post-409A Account shall occur unless the termination complies with the requirements of Treas. Reg. §1.409A-3(j)(4)(ix)(B).

7.3 Administration of the Plan. The Committee shall have the sole authority to control and manage the operation and administration of the Plan and have all powers, authority and discretion necessary or appropriate to carry out the Plan provisions, and to interpret and apply the terms of the Plan to particular cases or circumstances. All decisions, determinations and interpretations of the Committee will be binding on all interested parties, subject to the claims and appeal procedure necessary to satisfy the minimum standard of section 503 of ERISA, and will be given the maximum deference allowed by law. The Committee may impose such restrictions or limitations on Participants in the Plan that the Committee deems necessary and appropriate to comply with applicable law. The Committee may delegate in writing its responsibilities as it sees fit.

Committee members who are Participants will abstain from voting on any Plan matters that relate primarily to themselves or that would cause them to be in constructive receipt of amounts credited to their respective Deferral Accounts. The Board will identify three or more individuals to serve as a temporary replacement of the Committee members in the event that all members of the Committee must abstain from voting.

7.4 Indemnification. The Company will and hereby does indemnify and hold harmless any of its employees, officers, directors or members of the Committee who have fiduciary or administrative responsibilities with respect to the Plan from and against any and all losses, claims, damages, expenses and liabilities (including reasonable attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

7.5 Claims Procedures. A Participant or his Beneficiary (the “Claimant”) may file a written claim for benefits under the Plan with the Committee. Within ninety (90) days (or in special cases, and upon prior written notice to the Claimant, one hundred and eighty (180) days) of receipt of the claim, the Committee shall notify the Claimant of the Committee’s decision whether to approve the claim. If the claim is denied, the Committee shall inform the Claimant of (i) the specific reason or reasons for the denial; (ii) the reference to the specific Plan provision(s) on which the denial was based; (iii) any additional material or information that may be necessary to perfect the claim, with reasons therefore; (iv) the Plan’s procedures for reviewing the denial of the claim and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse decision on appeal. Within sixty (60) days of the date the Claimant was notified of the denial of a claim, the Claimant may appeal the Committee’s decision by making a written submission containing any pertinent information. Any decision not appealed within such sixty (60)-day period shall be final, binding and conclusive. The Committee shall review information submitted with an appeal and render a decision within sixty (60) days of the submission of the appeal. If it is not feasible for the Committee to render a decision on an appeal within the prescribed sixty (60)-day period, the period may be extended by an additional sixty (60) days, provided the Claimant is provided with a notice of the extended period. If the claim is denied on appeal, the denial notice should inform the Claimant (i) of the specific reason or reasons for the denial; (ii) of specific Plan references for which the determination was based; (iii) that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; (iv) additional appeal procedures, if any, offered under the Plan and the Claimant’s right to receive information about such procedures; and (v) the Claimant’s right to bring a civil action under section 502(a) of ERISA.

ARTICLE 8

MISCELLANEOUS

8.1 Funding. The Company shall be responsible for the distribution of shares of Common Stock as provided under the Plan. Shares of Common Stock distributed under the Plan will be shares purchased by the Company on the open market for purposes of the Plan; however, in certain circumstances shares issued under the Plan may be those authorized for issuance under the Company’s 2000 Stock Plan.

At its discretion, the Company may establish one or more trusts, with such trustees as the Committee may approve, for the purpose of holding shares of Common Stock. Trust assets cannot be diverted to, or used for, any purpose except distributions to Participants and Beneficiaries under the terms of the Plan or, if the Company is Insolvent, to pay the Company’s creditors. Participants and Beneficiaries will have no right against the Company with respect to the distribution of any portion of the Participant’s Deferral Account, except as a general unsecured creditor of the Company.

8.2 Nonalienation. No benefit or interest of any Participant or Beneficiary under this Plan will be subject to any manner of assignment, alienation, anticipation, sale, transfer, pledge or encumbrance, whether voluntary or involuntary. Notwithstanding the foregoing, the Committee will honor a court order regarding the payment of alimony or other support payments, or the establishment of community property or other marital property rights, to the extent required by law, and consistent with Treas. Reg. §1.409A-3(j)(4)(ii) with respect to amounts credited to the Participant’s Post-409A Account. Prior to distribution to a Participant or Beneficiary, no Deferral Account balance will be in any manner subject to the debts, contracts, liabilities, engagements or torts of the Participant or Beneficiary. Assets, regardless of whether they are held in trust to fund this Plan, may be diverted to pay the Company’s creditors, if the Company is Insolvent.

8.3 Withholding; Payroll Taxes. The Company shall withhold from any contribution or distribution made pursuant to this Plan any taxes (including, but not limited to Social Security taxes) required to be withheld from such contributions or distributions under local, state, federal or foreign law.

8.4 Eligible Employees Subject to Taxation Outside the United States. With respect to any Eligible Employee who is subject to taxation in countries other than the United States, the Committee may provide special terms and conditions with respect to such Eligible

Employees participation in the Plan as the Committee deems appropriate and necessary to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

8.5 Limitation of Rights. Nothing in this Plan will be construed to give a Participant the right to continue in the employ of the Company at any particular position or to interfere with the right of the Company to discharge, lay off or discipline a Participant at any time and for any reason, or to give the Company the right to require any Participant to remain in its employ or to interfere with the Participant’s right to terminate his or her employment.

8.6 Governing Law. To the extent that state law applies, the provisions of this Plan will be construed, enforced and administered in accordance with the laws of the Commonwealth of Massachusetts, except to the extent pre-empted by ERISA.

8.7 Section 409A of the Code. The Plan is intended to comply with the applicable requirements of section 409A of the Code with respect to amounts subject to such requirements, and shall be administered in accordance with section 409A of the Code to the extent section 409A of the Code applies to the Plan. Notwithstanding anything in the Plan to the contrary, elections to defer Base Salary and Bonus to the Plan and distributions from the Plan may only be made in a manner and upon an event permitted by section 409A of the Code with respect to amounts subject to such requirements. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, such provision shall be deemed null and void. Other than a valid Deferred Compensation Agreement or Amended Deferred Compensation Agreement, in no event shall a Participant, directly or indirectly, designate the calendar year of payment with respect to amounts subject to section 409A of the Code.

IN WITNESS WHEREOF, the Company by its duly authorized officer has executed this amendment and restatement of the Novell, Inc. Stock-Based Deferred Compensation Plan as of the 30th day of December, 2008.

NOVELL, INC.

By:	/s/ Alan Friedman
Title:	SVP, Human Resources